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                                 UNITED STATES
                        SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                    FORM 15

CERTIFICATE AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                             Commission File Number:  0-19540

                         Global Motorsport Group, Inc.
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                (Exact name of registrant as specified in its charter)


              16100 Jacqueline Court, Morgan Hill, California  95037
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    (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)


                   Common Stock, $0.001 par value per share
                       (including the associated rights)
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                (Title of class of securities covered by this Form)

                                     None
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 (Titles of all other classes of securities  for which a duty to file reports under section 13(a) or 15(d) remains)

    Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)   /X/     Rule 12h-3(b)(1)(i)    / /
               Rule 12g-4(a)(1)(ii)  / /     Rule 12h-3(b)(1)(ii)   / /
               Rule 12g-4(a)(2)(i)   / /     Rule 12h-3(b)(2)(i)    / /
               Rule 12g-4(a)(2)(ii)  / /     Rule 12h-3(b)(2)(ii)   / /
                                             Rule 15d-6             / /


Approximate number of holders of record as of the certification or notice date: 1
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     Pursuant to the requirements of the Securities Exchange Act of 1934,
Global Motorsport Group, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


Dated:  December 23, 1998          /s/ James J. Kelly, Jr.
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                                   Name:   James J. Kelly, Jr.
                                   Title:  Executive Vice President, Secretary